                                                                       EX-99.B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                       VANGUARD BALANCED INDEX FUND, INC.


1. Average Annual Total Return (As of December 31, 1997)
        P (1 + T) exp n = ERV



     Where:  P = a hypothetical initial payment of $1,000
             T = average annual total return
             N = number of years
             ERV = ending redeemable value at the end of the period
    EXAMPLE:
     One Year
          P =    $1,000
          T =    +22.24%
          N =    1
        ERV =    $1,222.42
    Five Year
          P =    $1,000
          T =    +14.18%
          N =    5
        ERV =    $1,940.45



   *Since inception September 28, 1992
          P =    $1,000
          T =    +14.57%
          N =    *
        ERV =    $2,012.11



2. YIELD (30 Days Ended December 31, 1997)

                             a - b
                  Yield = 2[(----- + 1) exp 6 - 1]
                             c x d


       Where: a = dividends and interest paid during the period b = expense dollars during the period (net of reimbursements) c = the average daily number of shares outstanding during the period d = the maximum offering price per share on the last day of the period
    Example     a = $3,668,407.88
                b = $203,349.45
                c = 76,846,151.86
                d = $16.29
             Yield = 3.35%